EXHIBIT 8.2

ELVINGER, HOSS & PRUSSEN
AVOCATS A LA COUR

ANDRE ELVINGER
JEAN HOSS
YVES PRUSSEN
JACQUES ELVINGER
MARC ELVINGER
PHILIPPE HOSS
MARTINE ELVINGER
PIT RECKINGER
MANOU HOSS
PATRICK REUTER
PIERRE HOSS
MARTINE ELVINGER
MARTINE ELVINGER
GAST JUNCKER
PATRICK SANTER
JEROME WIGNY
MYRIAM PIERRAT
FRANZ FAYOT
TOINON HOSS	2, Place Winston Churchill B.P. 425 L-2014 Luxembourg Tenaris S.A. 23, avenue Monterey L-2086 Luxembourg	Tel. (352) 44 66 440 Fax (352) 44 22 55
Luxembourg 8th August, 2003

O/Ref. Re:	RP/TH/rd Certain Luxembourg tax matters

Ladies and Gentlemen,

     We have acted as Luxembourg counsel to Tenaris S.A., a Luxembourg corporation (the “Company”), in connection with certain tax matters discussed in the Registration Statement on Form F-4 (the “Registration Statement”), as filed with the United States Securities and Exchange Commission by the Company for the purpose of exchanging American Depositary Shares (“ADSs”) of the Company for common shares and ADSs of tubos de Acers de México S.A.

     We hereby confirm that the discussion set forth in the prospectus constituting part of the Registration Statement under the caption “Material Tax Considerations-Luxembourg Tax Consequences” is our opinion.

     We are lawyers admitted to practice in Luxembourg and the foregoing opinion is limited to the laws of Luxembourg as in effect on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material Tax Considerations” in Part Three of the Registration Statement and under the caption “Tax Matters” in Part Six of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

     The Luxembourg courts have exclusive jurisdiction with respect to this opinion.

Very truly yours,
Elvinger, Hoss & Prussen
By:	/s/ TOINON HOSS

Toinon Hoss

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